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                                EXHIBIT 10.3

                        AMENDMENT TO SALES AGREEMENT
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     THIS AMENDMENT TO SALES AGREEMENT is made as of December 24, 1999, by and between R. Terrance Leiweke, an individual having an office at 37
Newtown Lane, East Hampton, New York 11937 ("Leiweke") and Cragar Industries, Inc., a Delaware corporation located at 4636 North 43rd Avenue, Phoenix, Arizona 85031 ("Cragar").

     Leiweke and Cragar have entered into a Sales Agreement to be effective as of the 27th day of April, 2000, which provides for the sale of 45,000 shares of Common Stock, par value $.01 per share, of Wrenchead.com, Inc., a Delaware corporation ("Wrenchead"), for a total purchase price of $363,300 in cash, payable on April 27, 2000.

     Leiweke and Cragar also have entered into a Stock Option Agreement dated as of December 24, 1999, pursuant to which Leiweke has granted an option to Cragar to acquire an additional 627,500 shares of Wrenchead's capital stock on April 27, 2000 in exchange for $5,070,200 in cash, $300,000 of which is being paid to Leiweke as a non-refundable deposit simultaneously with the execution and delivery of the Stock Option Agreement, and 75,000 shares of Cragar's Common Stock. Pursuant to Section 2.3 of the Stock Option Agreement, Leiweke has represented to Cragar that the execution, delivery and performance by Leiweke of the terms of the Stock Option Agreement:

      (i) do not require Leiweke to obtain any approval, consent or waiver of, or make any filing with, any person that has not been obtained or made as of the Option Exercise Date (as such term is defined in the Stock Option Agreement); and

     (ii) does not and will not violate any provision of, result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Leiweke or Wrenchead is a party, or result in a creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Shares (as such term is defined in the Stock Option Agreement).

     By letter dated December 20, 1999 addressed to Leiweke, a copy of which was provided to Cragar, Mr. Robert Birnbaum advised both Leiweke and Cragar that the notice regarding Leiweke's proposed sale of the Shares to Cragar failed to meet the requirements of Section 3 of the Right of First Refusal and Co-Sale Agreement by and among Wrenchead, Leiweke, and certain holders of Wrenchead's capital stock.

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     Therefore, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     1. If Cragar has not received acknowledgements by February 15, 2000 from each of the parties to the Right of First Refusal and Co-Sale Agreement, in form and substance satisfactory to Cragar and its counsel, that none of such parties objects to the sale of the Shares by Leiweke to Cragar as contemplated by the Stock Option Agreement, and Cragar is unable to acquire the Shares free and clear of any liens, security interests, restrictions, encumbrances, pledges, claims or charges other than as contemplated by the Stock Option Agreement, then Cragar will have the right, in its sole discretion, to issue 75,000 shares of its common stock to Leiweke in lieu of $300,000 of the purchase price due under the Sales Agreement as consideration for the 45,000 shares of Wrenchead Common Stock being sold under that agreement. If Cragar elects to issue the 75,000 shares of its common stock as provided above, those shares will be subject to the rights and obligations set forth in Sections 1.6 and 1.7 of the Stock Option Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Sales Agreement on the day and year first above written.

                                       CRAGAR INDUSTRIES, INC.



                                       By  /s/ Michael L. Hartzmark
                                         ----------------------------
                                         Michael L. Hartzmark
                                         Chairman and Chief Executive Officer


                                       /s/ R. Terrance Leiweke
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                                       R. Terrance Leiweke